Exhibit 3.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (“First Amendment”), dated as of February 11, 2022, to the Sixth Amended and Restated Operating Agreement of Compass Group Diversified Holdings LLC, a Delaware limited liability company, as amended and restated effective August 3, 2021 (“Agreement”), shall be effective as of February 11, 2022, and is entered into by Compass Diversified Holdings and Sostratus LLC, as Members under the Agreement. Such Members hereby agree to the amendment of the Agreement as set forth herein. Capitalized terms used in this First Amendment without definition shall have the respective meanings specified in the Agreement.

1. Section 6.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 6.1 Current Board.

The Board of Directors is comprised of the eight following individuals: Elias J. Sabo, C. Sean Day, James J. Bottiglieri, Alex Bhathal, Gordon Burns, Larry L. Enterline, Harold S. Edwards and Sarah G. McCoy (each, a “Current Director” and, collectively, the “Current Board”). Each Current Director shall hold office until his successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with this Article 6. The Current Board shall have all of the powers and authorities accorded to the Board of Directors, and each Current Director shall have all of the powers and authorities accorded the directors of the Company under the terms of this Agreement.”

2. Section 6.4 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 6.4 Number, Tenure and Qualifications.

(a) As provided by Section 6.1, the Current Board is comprised of eight (8) Current Directors and at all times shall consist of at least a majority of Independent Directors. Subject to this Section 6.4, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than five (5) nor more than thirteen (13) directors. However, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Subject to any Trust Interest Designation and Section 6.4(c) herein, the Board of Directors shall be divided into three classes: Class I, Class II, Class III, with the holders of Trust Interests entitled to elect or appoint the Class I, II, and III directors. On the date hereof, each Current Director shall continue in the same class of directors (i.e., Class I, Class II or Class III) as such Current Director was elected into prior to the effectiveness of this Agreement.

Notwithstanding the foregoing, effective immediately prior to the commencement of the annual meeting of Members to be held in 2022, the division of the directors into three classes and the preceding provisions of this Section 6.4(b) shall terminate and be of no further force or effect, and at each annual meeting of Members beginning in 2022 (and all subsequent annual meetings of Members), each director shall be elected by the holders of Trust Interests for a term of office to expire at the next annual meeting of Members following his or her election, subject to any Trust Interest Designation and Section 6.4(c) herein.

Subject to Section 6.4(c), any director filling any vacancy pursuant to Section 6.8 shall hold office until the next annual meeting of Members and until his or her successor shall be elected and qualified. The term of each director shall be the period from the effective date of such director’s election until the end of the term provided in this Section 6.4(b), or until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be residents of the State of Delaware or Members.

(c) In addition to the directors described in Section 6.4(b), the Board of Directors shall include one (1) director (or, if there are nine (9) or more directors then serving on the Board of Directors, two (2) directors) (each, an “Appointed Director”), who shall be elected or appointed by the Allocation Member; provided, however, that the Allocation Member may, in its discretion, waive or defer its right to appoint an Appointed Director. The Allocation Member has designated Elias J. Sabo as the Appointed Director. An Appointed Director shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with this Article 6. Any director filling an Appointed Director vacancy pursuant to Section 6.8 shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with this Article 6.”

3. Section 6.5 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 6.5 Election of Directors. Except as provided in any Trust Interest Designation and Sections 6.1, 6.4 and 6.8 herein, the directors shall be elected at the annual meeting of Members. At any meeting of Members duly called and held for the election of directors at which a quorum is present, directors shall, subject to any Trust Interest Designation, be elected by a plurality of the Trust Interests present in person or represented by proxy at the meeting of Members. Except as provided in Sections 6.1 and 6.8, the Appointed Director(s) shall be elected or appointed at such time or times as the Allocation Member so determines, pursuant to written notice delivered to the Chairman or, if none then serving, the Board of Directors as constituted immediately prior to such election or appointment.”

4. The Members otherwise ratify and confirm the Agreement.

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IN WITNESS WHEREOF, the Members have executed and entered into this First Amendment to the Sixth Amended and Restated Operating Agreement of the Company as of the day first above set forth.

COMPASS DIVERSIFIED HOLDINGS

By:	/s/ Ryan J. Faulkingham

Name: Ryan J. Faulkingham
Title: Regular Trustee

SOSTRATUS LLC

By:	/s/ Elias J. Sabo

Name: Elias J. Sabo
Title: Manager